                                 SCHEDULE 14A
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                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

           Decade Companies Income Properties-Limited Partnership
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               (Name of Registrant as Specified In Its Charter)

             Arnold K. Leas and Wellington Management Corporation
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

January 10, 1997

Dear DCIP Investor:

You recently received a proposal from Decade Companies ("Decade") requesting that you vote to amend the Partnership Agreement of Decade Companies Income Properties Limited Partnership ("DCIP") to include what Decade has termed a "Fair Price Provision Amendment." I believe that the Proposed Amendment is an anti-takeover, or "Poison Pill" device arising from Wellington Management Corporation's ("WMC") proposal to replace Decade as general partner. Decade admits in it's proxy statement that the Proposed Amendment could "entrench [Decade] even if the terms of the proposed Different General Partner could have been desirable or beneficial to limited partners." I believe that the entrenchment of Decade is not merely a potential effect, but it is an intended effect of Decade's Proposed Amendment and I recommend that you vote "AGAINST" Decade's Proposed Amendment.

I personally found Decade's characterization of the Proposed Amendment as a "Fair Price Provision Amendment" very ironic. In the tender offer Decade sent to us in October, they told us that $402 per interest was a "fair" price for our DCIP interests. Now, faced with the possibility that a majority of the DCIP partners might vote to replace Decade as a general partner in order to see whether new management can generate better results, Decade has developed a new concept of a "fair price." Under Decade's Proposed Amendment, if a majority of us vote to replace Decade with a new general partner and they do not consent to the replacement, then the new general partner will be forced to pay over $950 per interest to those who vote against Decade's replacement.

Obviously, I have an interest in this issue because I would like to propose that Wellington Management Corporation, of which I am an officer, director and 40% owner, replace Decade as general partner of DCIP and that would mean that some of the fees currently being paid to Decade and Decade's affiliates would be paid to companies in which I have an interest. Regardless of whether you would consider replacing Decade with WMC, I believe that requiring a payment that could exceed the net asset value of the entire partnership for less than half of the outstanding partnership interests will likely prevent anyone from agreeing to serve as a new general partner of DCIP. Accordingly, whether or not you have any present intention of electing to change the general partner of DCIP, Decade's Proposed Amendment, or "Poison Pill" would have the effect of making it very unlikely that you will ever again have a meaningful opportunity to exercise your right to replace Decade as DCIP's general partner. Under the Partnership Agreement and applicable laws, we as limited partners have very little ability to influence the management of DCIP. I believe that the most important right we do have to protect ourselves against poor and improper management of DCIP is the right to change general partners. Decade's Proposed Amendment potentially eliminates that protection.

If you have any doubts as to whether or not Decade is acting in your interest as opposed to its own interest in proposing this Amendment, consider that the purchase requirement does not apply to a new general if Decade consents to the change. This means that Decade would be in a position to "cut a deal" with an incoming general partner to avoid the so-called "Fair Price Provision." Just as Decade told you in its solicitation that $402 is a fair price and then asked you to adopt a provision requiring its replacement to pay more than twice that amount and calls it a "Fair Price Provision," Decade has preserved for itself the right to turn the Fair Price Provision on and off at its sole discretion.

There are other downsides to Decade's Proposed Amendment, which have been described in Decade's own proxy statement. I believe the issue comes down to a simple choice, if you want Decade as your permanent general partner you should vote "yes" to Decade's proposal. If you want to retain your power to replace the general partner if you see fit, I believe you should vote "AGAINST."

Perhaps the most important question to be answered in contemplating Decade's proposed amendment is the following: Does Decade act in the best interest of the DCIP limited partners?

As evidence to the contrary I submit the enclosed letter which Decade received on November 13, 1996 from The Koll Companies. The letter clearly states Koll's proposal to offer the DCIP investors a higher price than the $402 per Interest which Decade had offered in the recently concluded self-tender. According to Koll's President, Harold Hofer, an attempt was made to contact Decade about Koll's proposal to offer us a better deal, but Decade's principals were unavailable and his phone call was never returned. We've been informed that Decade never responded to Koll's proposal.

I believe that if Decade was truly acting in our best interest they would have pursued the Koll proposal to determine if a higher price was available. Please review the enclosed letter from The Koll Company and ask yourself: Do I trust Decade to act in my best interest as a limited partner? If your answer is no, you should vote AGAINST Decade's Proposed Amendment.

You may have been wondering what has happened since my initial communication to you on November 12, 1996. Since that time, we were prevented from communicating with you as a result of litigation brought by Decade. Decade has alleged that our communication to you was fraudulent and misleading. We have vigorously denied Decade's allegations and have attempted to use this litigation in order to obtain information from Decade that was not previously made public as required. Our efforts to obtain information from Decade have met with great resistance. In fact, it took a court order just to get an updated list of your names and addresses to complete this mailing. Now, however, the court-imposed restrictions on our communications have been lifted. Please be assured that during January, upon finalizing our proposal, WMC and I do intend to offer you an opportunity to make a change in the management of DCIP.

Obviously, I do not want to go forward with this effort if it is unwelcome. Decade has made is clear that they will make it very expensive and time consuming for me to offer you an alternative to their management. I will continue the process, however, if you want me to. To help me evaluate your interest in our effort to replace Decade as general partner of the partnership we have enclosed a Reply Form and a return envelope. The Reply Form is completely nonbinding but it will allow me to advise WMC about the level of your interest in making a change at this time. I certainly appreciate your attention and patience in regard to this matter.

In addition, if you have already voted for Decade's proposed amendment and would like to change that decision, please notify Decade, in writing, of your decision to vote AGAINST their proposal at your earliest convenience. We suggest that you also mail or fax a copy of any such recision notice to our office
((414) 792-8930) to ensure that your vote is preserved.

Best personal regards,

WELLINGTON MANAGEMENT CORPORATION AND ARNOLD K. LEAS

/s/ Arnold K. Leas
Arnold K. Leas

                       [LETTERHEAD OF KOLL REAL ESTATE]


Via FAX (414) 792-0808

November 13, 1996

Michael Sweet, General Partner
Decade Companies, General Partner
Decade Companies Income Properties ("Partnership")
250 Patrick Boulevard, Suite 140
Brookfield, WI 53045

Re: Offer to Purchase Interests ("Offer")

Dear Mr. Sweet:

I write with reference to the Offer and the Partnership. Koll General Partner Services ("Koll") invests in limited partnership interests. In this context, we are exploring the possibility of presenting the limited partners with an all-cash offer higher than the Offer. Before we present any such offer, we would like to find out from you if you will (a) extend the expiration date of the Offer, to allow limited partners the opportunity to consider a higher offer from Koll; and (b) give to Koll a list of the limited partners' names, addresses and interest holdings.

Please telephone me or Fax to me your response as soon as possible. Thank you.

Sincerely,


/s/ Harold C. Hofer
Harold C. Hofer, President

                      NON-BINDING INDICATION OF INTEREST


[_] I/we have interest in a proposal from Wellington to replace Decade as the general partner of DCIP.

[_] I/we are not interested in replacing Decade. Please discontinue your proposal.



     =====================================================================

          This is not a vote to remove Decade or to elect Wellington.
           This form will only serve to educate Wellington as to the
         partners' interest in seeing such a proposal from Wellington.

     =====================================================================




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